EXECUTION VERSION

Exhibit 10.6

AMENDMENT NO. 1 dated as of October 31, 2019 (this “Amendment”), to the Pledge and Security Agreement dated as of November 6, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among ENTEGRIS, INC., a Delaware corporation (the “Borrower”), GOLDMAN SACHS BANK USA, as the Predecessor Agent, and MORGAN STANLEY SENIOR FUNDING, INC., as the Successor Agent.
Reference is made to (a) the Credit and Guaranty Agreement dated as of November 6, 2018 as amended by Amendment No. 1 dated as of February 8, 2019 and Amendment No. 2 dated as of the date hereof (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain subsidiaries of the Borrower party thereto, the lenders party thereto and Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent and Collateral Agent, and (b) the Agency Transfer Agreement dated as of the date hereof (the “Agency Transfer Agreement”), among the Borrower, the other Credit Parties thereto, Goldman Sachs, as Predecessor Agent, and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as Successor Agent, pursuant to which Goldman Sachs shall resign as, and Morgan Stanley shall succeed to and become, the Administrative Agent and the Collateral Agent (Goldman Sachs, in its capacity as Administrative Agent and Collateral Agent immediately prior to the effectiveness of the resignation and appointment provided for therein, being referred to as the “Predecessor Agent”, and Morgan Stanley, in its capacity as Administrative Agent and Collateral Agent immediately after the effectiveness of the resignation and appointment provided for therein, being referred to as the “Successor Agent”).
The parties are entering into this Amendment to amend the Security Agreement to reflect the substitution of Morgan Stanley for the Predecessor Agent.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:
Section 1.01.     Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.
Section 1.02.     Amendment to Security Agreement. Effective as of the date hereof:
(a)    The Security Agreement is hereby amended by inserting the language indicated in single underlined text (indicated textually in the same manner as the following example: single-underlined text) in Annex I hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) in Annex I hereto; provided that the amendments replacing references to “Goldman Sachs Bank USA” with “Morgan Stanley Senior Funding, Inc.” shall only be

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effective as of the Agency Transfer Effective Date (as defined in the Agency Transfer Agreement).
(b)    Each of Schedules and Exhibits to the Security Agreement is hereby amended and restated to be in the form of the correspondingly numbered Schedule or Exhibit hereto.
Section 1.03.     Effect of Amendment. The Security Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Agent, any Arranger, any Lender or any Issuing Bank under the Credit Agreement, the Security Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, Security Agreement or any other Credit Document, all of which, as amended, supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Credit Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, Security Agreement or any other Credit Document in similar or different circumstances. This Amendment shall constitute a Credit Document and Collateral Document for all purposes of the Credit Agreement, Security Agreement and the other Credit Documents. On and after the date hereof, each reference in the Security Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in any other Credit Document to the “Security Agreement”, shall be deemed to be a reference to the Security Agreement as amended hereby.
Section 1.04.     Headings. Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
Section 1.05.     Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
Section 1.06.     Consent to Jurisdiction; Waiver of Jury Trial. The provisions of Sections 6.09 and 6.10 of the Security Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.
Section 1.07.     Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed

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counterpart of a signature page of this Amendment by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENTEGRIS, INC.,
By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Executive Vice President, Chief Financial Officer & Treasurer

[Signature Page to Amendment to Security Agreement]
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GOLDMAN SACHS BANK USA, as Predecessor Agent,
by
/s/ Douglas Tansey
Name: Douglas Tansey
Title: Authorized Signatory

[Signature Page to Amendment to Security Agreement]
B5085890.2

MORGAN STANLEY SENIOR FUNDING, INC., as Successor Agent,
by
/s/ Lisa Hanson
Name: Lisa Hanson
Title: Vice President

[Signature Page to Amendment to Security Agreement]
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ANNEX I
See attached.

[Signature Page to Amendment to Security Agreement]
B5085890.2

~~EXECUTION VERSION~~ANNEX I

PLEDGE AND SECURITY AGREEMENT
dated as of
November 6, 2018,
among
ENTEGRIS, INC.,

THE GUARANTORS PARTY HERETO
and
~~GOLDMAN SACHS BANK USA~~MORGAN STANLEY SENIOR FUNDING, INC.,
as Collateral Agent

[Signature Page to Amendment to Security Agreement]
B5085890.2

Table of Contents
Page
ARTICLE I

Definitions

Section 1.01. Credit Agreement and UCC	1
ARTICLE II

Pledge of Securities

Section 2.01. Pledge	~~7~~6

Section 2.02. Delivery of the Pledged Collateral	7

Section 2.03. Representations, Warranties and Covenants	8

Section 2.04. Certification of Limited Liability Company and Limited Partnership Interests	10

Section 2.05. Registration in Nominee Name; Denominations	10

Section 2.06. Voting Rights; Dividends and Interest	~~11~~10

Section 2.07. Collateral Agent Not a Partner or Limited Liability Company Member	~~13~~12
ARTICLE III

Security Interests in Personal Property

Section 3.01. Security Interest	~~13~~12

Section 3.02. Representations and Warranties	~~15~~14

Section 3.03. Covenants	~~17~~16
ARTICLE IV

Special Provisions Concerning Intellectual Property Collateral

Section 4.01. Grant of License to Use Intellectual Property	~~18~~17

Section 4.02. Protection of Collateral Agent’s Security	~~20~~18
ARTICLE V

Remedies

Section 5.01. Remedies Upon Default	~~21~~20

Section 5.02. Application of Proceeds	~~24~~23
ARTICLE VI

Miscellaneous

Section 6.01. Notices	~~25~~23

Section 6.02. Waivers; Amendment	~~25~~24

i
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Section 6.03. Collateral Agent’s Fees and Expenses; Indemnification	~~26~~24

Section 6.04. Successors and Assigns	~~27~~25

Section 6.05. Survival of Agreement	~~27~~25

Section 6.06. Counterparts; Effectiveness; Several Agreement	~~27~~26

Section 6.07. Severability	~~28~~26

Section 6.08. APPLICABLE LAW	~~28~~26

Section 6.09. CONSENT TO JURISDICTION	~~28~~26

Section 6.10. WAIVER OF RIGHT TO TRIAL BY JURY	~~29~~27

Section 6.11. Headings	~~29~~28

Section 6.12. Security Interest Absolute	~~30~~28

Section 6.13. Termination or Release	~~30~~28

Section 6.14. Additional Grantors	~~31~~29

Section 6.15. Collateral Agent Appointed Attorney-in-Fact	~~31~~29

Section 6.16. General Authority of the Collateral Agent	~~32~~30

Section 6.17. Recourse	~~32~~30

Section 6.18. Mortgages	~~32~~30

SCHEDULES
Schedule I    -    Pledged Equity; Pledged Debt
Schedule II    -    Commercial Tort Claims
Schedule III    -    Intellectual Property

EXHIBITS
Exhibit I    -    Form of Pledge and Security Agreement Supplement
Exhibit II    -    Form of Patent and Trademark Security Agreement
Exhibit III    -    Form of Copyright Security Agreement

PLEDGE AND SECURITY AGREEMENT~~,~~ dated as of November 6, 2018, as amended by Amendment No. 1 dated as of October 31, 2019, among ENTEGRIS, INC., a Delaware corporation (the “Borrower”), the other GRANTORS party hereto from time to time and ~~GOLDMAN SACHS BANK USA~~MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent for the Secured Parties (as defined below).
Reference is made to the Credit and Guaranty Agreement dated as of November 6, 2018, as amended by Amendment No. 1 dated as of February 8, 2019 and Amendment No. 2 dated as of October 31, 2019 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain Subsidiaries of the Borrower party thereto, the Lenders party thereto and ~~Goldman Sachs Bank USA~~Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.
The Lenders have agreed to extend credit to the Borrower, the Issuing Banks have agreed to issue Letters of Credit, the Hedge Counterparties have agreed to enter into and/or maintain one or more Specified Hedge Agreements and the Cash Management Service Providers have agreed to provide the Cash Management Services, in each case on the terms and conditions set forth in the Credit Agreement, the Specified Hedge Agreements or the Specified Cash Management Services Agreements, as applicable. The obligations of the Lenders to extend such credit, the obligations of the Issuing Banks to issue Letters of Credit, the obligations of the Hedge Counterparties to enter into and/or maintain Specified Hedge Agreements and the obligation of the Cash Management Service Providers to provide Cash Management Services are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Grantor. The Grantors are Affiliates of one another, will derive substantial direct and indirect benefits from (a) the extensions of credit to the Borrower and the issuance of Letters of Credit pursuant to the Credit Agreement, (b) the entering into and/or maintaining by the Hedge Counterparties of Specified Hedge Agreements with the Borrower and/or one or more of its Restricted Subsidiaries and (c) the provision of Cash Management Services by the Cash Management Service Providers pursuant to Specified Cash Management Services Agreements, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, to induce the Issuing Banks to issue such Letters of Credit, to induce the Hedge Counterparties to enter into and/or maintain such Specified Hedge Agreements and to induce the Cash Management Service Providers to provide such Cash Management Services.
Accordingly, the parties hereto agree as follows:
ARTICLE II

Definitions
Section 2.01.     Credit Agreement and UCC. Capitalized terms used in this Agreement, including the preamble and the introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.
(a)    As used herein, each of the following terms has the meaning specified in the UCC (as defined herein):

Term	UCC Section
Certificated Security	8-102
Chattel Paper	9-102
Commercial Tort Claim	9-102
Deposit Account	9-102
Document	9-102
Fixtures	9-102
Goods	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Letter-of-Credit Right	9-102
Money	1-201
Payment Intangible	9-102
Proceeds	9-102
Promissory Note	9-102
Securities Account	8-501
Security Entitlement	8-102
Supporting Obligations	9-102
Uncertificated Security	8-102

(b)    The rules of construction specified in Section 1.3 of the Credit Agreement also apply to this Agreement, mutatis mutandis.
(c)    As used in this Agreement, the following terms have the meanings specified below:
“Account(s)” means “accounts” as defined in Section 9-102 of the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.
“Account Debtor” means any Person that is or that may become obligated to any Grantor under, with respect to or on account of an Account or a Payment Intangible.
“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 4.02(d).
“Agreement” means this Pledge and Security Agreement.
“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).
“Bankruptcy Event of Default” means any Event of Default under Section 8.1(f) or 8.1(g) of the Credit Agreement.
“Blue Sky Laws” has the meaning assigned to such term in Section 5.01.
“Closing Date Grantor” means any Grantor that is a party hereto as of the Closing Date.
“Collateral” means the Article 9 Collateral and the Pledged Collateral; provided that all references to “Collateral” in Section 5.02 shall, unless the context requires otherwise, also refer to all Material Real Estate Assets subject to a Mortgage.
“Collateral Questionnaire” means the Collateral Questionnaire delivered on the Closing Date pursuant to Section 3.1 of the Credit Agreement, together with all Supplemental Collateral Questionnaires delivered after the Closing Date pursuant to the Credit Agreement.
“Commercial Software License(s)” means any non-exclusive license of commercially available (on non-discriminatory pricing terms) computer software to a Grantor from a commercial software provider (e.g., “shrink-wrap”, “browse-wrap” or “click-wrap” software licenses) or a license of freely available computer software from a licensor of free or open source software.
“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.
“Copyrights” means all of the following now owned or hereafter acquired by or assigned to any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations, pending applications for registration and renewals in the United States Copyright Office, including those listed on Schedule III, (c) all rights and privileges arising under applicable law with respect to such Grantor’s use of such copyrights, (d) all reissues, renewals, continuations and extensions thereof and amendments thereto, (e) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to the foregoing, including damages and payments for past, present or future infringements thereof, (f) all rights corresponding thereto throughout the world, and (g) all rights to sue for past, present or future infringements thereof.
“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.
“Equipment” means (a) any “equipment” as such term is defined in Article 9 of the UCC and shall also include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Grantor, in each case, regardless of whether characterized as equipment under the UCC and (b) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
“Excluded Equity Interests” has the meaning set forth in Section 2.01.
“Excluded Property” has the meaning assigned to such term in the Credit Agreement and also includes the Excluded Equity Interests.
“General Intangibles” has the meaning provided in Article 9 of the UCC and shall in any event include all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, as the case may be, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedge Agreements and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor.
“Grantor” means each of the Borrower and each Restricted Subsidiary party hereto (including any such Restricted Subsidiary becoming a party hereto after the Closing Date pursuant to a Pledge and Security Agreement Supplement).
“Hedge Counterparties” means each Secured Party that is a party to a Specified Hedge Agreement.
“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, utility models, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software, databases, all other proprietary information, including but not limited to Domain Names, and all embodiments or fixations thereof and applications therefor, and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.
“Intellectual Property Collateral” means Collateral consisting of Intellectual Property.
“Intellectual Property Security Agreements” means each Patent and Trademark Security Agreement in the form of Exhibit II attached hereto and each Copyright Security Agreement in the form of Exhibit III attached hereto.
“License” means any Patent License, Trademark License, Copyright License, Commercial Software License or other license or sublicense agreement granting rights under Intellectual Property to which any Grantor is a party, including those listed on Schedule III.
“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to develop, commercialize, import, make, have made, offer for sale, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any such right with respect to any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.
“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule III, (b) all rights and privileges arising under applicable law with respect to such Grantor’s use of any patents, (c) all inventions and improvements described and claimed therein, (d) all reissues, divisions, continuations, renewals, extensions, reexaminations, supplemental examinations, inter partes reviews, adjustments and continuations-in-part thereof and amendments thereto, (e) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing including damages and payments for past, present or future infringements thereof, (f) all rights corresponding thereto throughout the world, including the right to make, have made, use, sell, offer to sell, import or export the inventions disclosed or claimed therein, and (g) rights to sue for past, present or future infringements thereof.
“Pledge and Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.
“Pledged Collateral” has the meaning assigned to such term in Section 2.01.
“Pledged Debt” has the meaning assigned to such term in Section 2.01.
“Pledged Equity” has the meaning assigned to such term in Section 2.01.
“Pledged Securities” means any Promissory Notes, stock certificates, limited liability membership interests or other Securities, certificates or Instruments now or hereafter included in the Pledged Collateral, including all Pledged Equity, Pledged Debt and all other certificates, instruments or other documents representing or evidencing any Pledged Collateral.
“Secured Obligations” means the “Obligations” as defined in the Credit Agreement.
“Secured Parties” means (a) the Administrative Agent, (b) the Collateral Agent, (c) the Arrangers and the Syndication Agent, (d) the Lenders, (e) the Issuing Banks, (f) each counterparty to any Specified Hedge Agreement, (g) each Cash Management Services Provider that holds any Specified Cash Management Services Obligations, (h) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (i) the other holders from time to time of the Secured Obligations.
“Securities Act” has the meaning assigned to such term in Section 5.01.
“Security” means a “security” as such term is defined in Article 8 of the UCC and, in any event, shall include any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Security Interest” has the meaning assigned to such term in Section 3.01(a).
“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.
“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all rights and privileges arising under applicable law with respect to such Grantor’s use of any trademarks, (c) all reissues, continuations, extensions and renewals thereof and amendments thereto, (d) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages, claims and payments for past, present or future infringements thereof, (e) all the goodwill of the business with which any of the foregoing is associated, (f) all rights corresponding thereto throughout the world and (g) rights to sue for past, present and future infringements or dilutions thereof or other injuries thereto.
“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
ARTICLE III

Pledge of Securities
Section 3.01.     Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a continuing security interest in, all of such Grantor’s right, title and interest in, to and under (a) all Equity Interests owned by it (including those Equity Interests listed opposite the name of such Grantor on Schedule I) and any other Equity Interests obtained in the future by such Grantor and all certificates and other instruments representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include (i) more than 65% of the outstanding voting Equity Interests in any CFC or CFC Holding Company (the Equity Interests so excluded under this clause (i) being collectively referred to herein as the “Excluded Equity Interests”) or (ii) any Equity Interests to the extent and for so long as such Equity Interests constitute Excluded Property; (b)(i) all Promissory Notes and all Instruments evidencing Indebtedness owned by it (including those listed opposite the name of such Grantor on Schedule I) and (ii) all Promissory Notes and all other Instruments evidencing Indebtedness obtained in the future by such Grantor (the “Pledged Debt”), provided that the Pledged Debt shall not include any of the foregoing to the extent and for so long as it constitutes Excluded Property; (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01 or Section 2.02; (d) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of, and Security Entitlements in respect of, any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”):
TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.
Section 3.02.     Delivery of the Pledged Collateral. On the Closing Date (in the case of any Closing Date Grantor) or on the date on which it signs and delivers its Pledge and Security Agreement Supplement (in the case of any other Grantor), each Grantor shall deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than (i) any Uncertificated Securities, but only for so long as such Pledged Securities remain Uncertificated Securities, and (ii) certificates or instruments representing or evidencing Equity Interests in any Subsidiary that is not a Material Subsidiary) to the extent such Pledged Securities, in the case of Promissory Notes and other Instruments evidencing Indebtedness, are required to be delivered in order to satisfy the Collateral and Guarantee Requirement. Thereafter, whenever such Grantor acquires any other Pledged Security (other than (i) any Uncertificated Securities, but only for so long as such Pledged Securities remain Uncertificated Securities and (ii) certificates or instruments representing or evidencing Equity Interests in any Subsidiary that is not a Material Subsidiary), such Grantor shall promptly, and in any event no later than the later to occur of (A) within 60 days and (B) together with the next Compliance Certificate required to be delivered pursuant to Section 5.1(d) of the Credit Agreement (or such longer period as the Collateral Agent may agree to in writing), deliver or cause to be delivered to the Collateral Agent such Pledged Security as Collateral hereunder to the extent such Pledged Securities, in the case of Promissory Notes and other Instruments evidencing Indebtedness, are required to be delivered in order to satisfy the Collateral and Guarantee Requirement.
(a)    Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by undated stock or note powers duly executed by the applicable Grantor in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed to supplement Schedule I and be made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.
(b)    Notwithstanding the foregoing, to the extent that any Closing Date Grantor does not or cannot deliver any Pledged Collateral (other than Pledged Collateral consisting of the Equity Interests of any Designated Subsidiary) on the Closing Date notwithstanding its use of commercially reasonable efforts to do so, such Closing Date Grantor shall not be required to deliver such Pledged Collateral on the Closing Date and shall instead be required to deliver such Pledged Collateral after the Closing Date pursuant to the terms of the Post-Closing Letter Agreement.
(c)    The assignment, pledge and security interest granted in Section 2.01 are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.
Section 3.03.     Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants, as to itself and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:
(a)    Schedule I correctly sets forth, as of the Closing Date and as of each date on which a supplement to Schedule I is delivered pursuant to Section 2.02(c), the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, Promissory Notes and Instruments required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement;
(b)    the Pledged Equity issued by a wholly owned Restricted Subsidiary and the Pledged Debt (solely with respect to Pledged Debt issued by a Person other than the Borrower or a Subsidiary of the Borrower, to the best of the Borrower’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity (other than Pledged Equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant Organizational Documents, cannot be fully paid and non-assessable), are fully paid and non-assessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than the Borrower or a Subsidiary of the Borrower, to the best of the Borrower’s knowledge), are legal, valid and binding obligations of the issuers thereof, subject to applicable Debtor Relief Laws and general principles of equity;
(c)    each Grantor (i) holds the Pledged Securities indicated on Schedule I as owned by such Grantor free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement, and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however, arising, of all Persons whomsoever;
(d)    (i) except for (x) restrictions and limitations imposed by the Credit Documents or securities laws generally or Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement and (y) in the case of Pledged Equity of Persons that are not Designated Subsidiaries, transfer restrictions that exist in respect of Equity Interests in such Persons, and (ii) except as described in the Collateral Questionnaire, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that would prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;
(e)    each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;
(f)    no consent or approval of any Governmental Authority, any securities exchange or any other Person is or will be necessary to the validity and perfection of the pledge of the Pledged Collateral effected hereby (other than such as have been obtained and are in full force and effect as of the date of the applicable pledge);
(g)    subject to applicable local laws in the case of Equity Interests in any Foreign Subsidiaries, by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and, to the extent governed by the UCC, first-priority (subject to any Liens permitted pursuant by Section 6.2 of the Credit Agreement) perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations; and
(h)    subject to applicable local laws in the case of Equity Interests in any Foreign Subsidiaries, the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.
Notwithstanding the foregoing, (a) except to the extent required to satisfy the Collateral and Guarantee Requirement, perfection by possession or “control” shall not be required with respect to any Promissory Notes or other evidences of Indebtedness owned by a Grantor and constituting Collateral, (b) no actions in any jurisdiction outside of the United States or that are necessary to create or perfect any security interest in assets located or titled outside of the United States shall be required and (c) no Grantor shall be required to deliver to the Collateral Agent any certificates or instruments representing or evidencing, or any stock powers or other instruments of transfer in respect of, Equity Interests in any Subsidiary that is not a Material Subsidiary.
Section 3.04.     Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that, to the extent any interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be represented by a certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.
Section 3.05.     Registration in Nominee Name; Denominations. If an Event of Default shall occur and be continuing and the Collateral Agent shall give the Borrower notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to cause each of the Pledged Securities to be transferred of record into the name of the Collateral Agent or into the name of its nominee (as pledgee or as sub-agent) and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement; provided that, notwithstanding the foregoing, if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give the notice referred to above in order to exercise the rights described above. Each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section.
Section 3.06.     Voting Rights; Dividends and Interest. Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Borrower that the rights of the Grantors under this Section 2.06 are being suspended:
(i)    Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Credit Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Credit Document or the ability of the Secured Parties to exercise the same.
(ii)    The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent.
(iii)    Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities, to the extent (and only to the extent) that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Credit Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall, if certificated and to the extent required by Section 2.02, be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities.
(b)    Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under Section 2.06(a)(iii), then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 2.06(a)(iii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions, subject to Section 2.07 and the last sentence of this Section 2.06(b). All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section 2.06(b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property, shall be held as security for the payment and performance of the Secured Obligations and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and, other than in the case of a waiver of which the Collateral Agent is aware, the Borrower has delivered to the Collateral Agent a certificate to such effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 2.06(a)(iii) in the absence of an Event of Default and that remain in such account.
(c)    Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under Section 2.06(a)(i), then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, subject to Section 2.07 and the last sentence of this Section 2.06(c); provided that, unless otherwise directed by the Requisite Lenders in writing, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and, other than in the case of a waiver of which the Collateral Agent is aware, the Borrower has delivered to the Collateral Agent a certificate to such effect, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii) shall be reinstated.
(d)    Any notice given by the Collateral Agent to the Borrower suspending the rights of the Grantors under Section 2.06(a)(i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under Section 2.06(a)(i) or 2.06(a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary contained in Section 2.06(a), 2.06(b) or 2.06(c), if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give any notice referred to in such Section in order to exercise any of its rights described in such Section, and the suspension of the rights of each of the Grantors under each such Section shall be automatic upon the occurrence of such Bankruptcy Event of Default.
Section 3.07.     Collateral Agent Not a Partner or Limited Liability Company Member. Nothing contained in this Agreement shall be construed to make the Collateral Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership, and neither the Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Party, any Grantor and/or any other Person.
ARTICLE IV

Security Interests in Personal Property
Section 4.01.     Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all Documents;
(iv)    all Equipment;
(v)    all General Intangibles;
(vi)    all Instruments;
(vii)    all Inventory;
(viii)    all Investment Property;
(ix)    all books and records pertaining to the Article 9 Collateral;
(x)    all Goods and Fixtures;
(xi)    all Money, cash, cash equivalents and Deposit Accounts;
(xii)    all Letter-of-Credit Rights;
(xiii)    all Commercial Tort Claims described on Schedule II from time to time, as such Schedule may be supplemented from time to time pursuant to Section 3.02;
(xiv)    all Supporting Obligations;
(xv)    all Security Entitlements in any or all of the foregoing;
(xvi)    all Intellectual Property; and
(xvii)    to the extent not otherwise included above, all Proceeds and products of any and all of the foregoing (including proceeds of all insurance policies) and all collateral security and guarantees given by any Person with respect to any of the foregoing.
(b)    Notwithstanding anything herein to the contrary, to the extent and for so long as any asset constitutes Excluded Property, the Security Interest granted under this Section 3.01 shall not attach to, and Article 9 Collateral shall not include, such asset; provided, however, that the Security Interest shall immediately attach to, and Article 9 Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be Excluded Property.
(c)    Each Grantor hereby irrevocably authorizes the Collateral Agent (or its designee) for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements or continuation statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets” or “all personal property” of such Grantor or words of similar effect and (ii) contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request. Each Grantor hereby ratifies its authorization for the Collateral Agent (or its designee) to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
(d)    The Security Interest and the security interest granted pursuant to Article II are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.
(e)    Each Grantor hereby further authorizes the Collateral Agent (or its designee) to file one or more Intellectual Property Security Agreements concerning Intellectual Property Collateral with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, and such other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor hereunder, without the signature of such Grantor, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.
Section 4.02.     Representations and Warranties. Each Grantor represents and warrants, as to itself and the other Grantors, to the Collateral Agent, for the benefit of the Secured Parties, that:
(a)    Each Grantor has good and valid rights in (not subject to any Liens other than Liens permitted by Section 6.2 of the Credit Agreement) and/or good and marketable title in the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder (which rights and/or title are, in any event, sufficient under Section 9-203 of the UCC), and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.
(b)    The Collateral Questionnaire has been duly executed and delivered to the Collateral Agent and the information set forth therein, including the exact legal name of each Grantor and its jurisdiction of organization, is correct and complete in all material respects as of the Closing Date. The UCC financing statements (including fixture filings, as applicable) prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Collateral Questionnaire (or specified by notice from the applicable Grantor to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.10 or 5.11 of the Credit Agreement) are all the filings, recordings and registrations (other than any filings required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States registered patents (and Patents for which United States applications for registration are pending), United States registered Trademarks (and Trademarks for which United States applications for registration are pending), United States registered Copyrights (and Copyrights for which United States applications for registration are pending) and United States exclusive registered Copyright Licenses) that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration with respect to such Article 9 Collateral is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. Each Grantor represents and warrants that, as of the Closing Date, fully executed Intellectual Property Security Agreements containing a description of all Intellectual Property Collateral consisting of Patents (and Patents for which registration applications are pending), registered Trademarks (and Trademarks for which registration applications are pending), registered Copyrights (and Copyrights for which registration applications are pending) and exclusive Copyright Licenses (where a Grantor is a licensee), as applicable, have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder.
(c)    The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the relevant Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any nonconsensual Lien that is expressly permitted pursuant to Section 6.2 of the Credit Agreement and has priority as a matter of law and (ii) Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement (other than Liens securing Permitted Junior Lien Secured Indebtedness).
(d)    The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement.
(e)    All Commercial Tort Claims of each Grantor where the amount of damages claimed by such Grantor is in excess of $6,000,000 in existence on the date of this Agreement (or on the date upon which such Grantor becomes a party to this Agreement) are described on Schedule II hereto. In the event any Supplemental Collateral Questionnaire or any Pledge and Security Agreement Supplement shall set forth any Commercial Tort Claim, Schedule II shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such Supplemental Collateral Questionnaire or such Pledge and Security Agreement Supplement.
Section 4.03.     Covenants. [Reserved.]
(a)    Subject to Section 3.03(h), each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.2 of the Credit Agreement.
(b)    [Reserved.]
(c)    Subject to Section 3.03(h), each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.
(d)    At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.2 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within 10 days after demand for any payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization (and any such payment made or expense incurred shall be additional Secured Obligations secured hereby). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Credit Documents.
(e)    If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $6,000,000 or more, such Grantor shall promptly, and in any event no later than the later to occur of (A) within 60 days and (B) together with the next Compliance Certificate required to be delivered pursuant to Section 5.1(d) of the Credit Agreement (or such longer period as the Collateral Agent may agree to in writing), notify the Collateral Agent thereof in a writing signed by such Grantor and provide supplements to Schedule II describing the details thereof and shall grant to the Collateral Agent a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.
(f)    Each Grantor (rather than the Collateral Agent or any other Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the other Secured Parties from and against any and all liability for such performance.
(g)    Notwithstanding anything herein to the contrary, (a) except with respect to Indebtedness represented or evidenced by certificates or instruments to the extent required in order to satisfy the Collateral and Guarantee Requirement, perfection by possession or “control” shall not be required with respect to any Promissory Notes or other evidences of Indebtedness owned by a Grantor and constituting Collateral, (b) no actions in any jurisdiction outside of the United States or that are necessary to create or perfect any security interest in assets located or titled outside of the United States shall be required, (c) no Grantor shall be required to obtain any landlord waivers, estoppels, collateral access agreements or similar third party agreements, and (d) no Grantor shall be required to deliver to the Collateral Agent any certificates or instruments representing or evidencing, or any stock powers or other instruments of transfer in respect of, Equity Interests in any Subsidiary that is not a Material Subsidiary.
ARTICLE V

Special Provisions Concerning Intellectual Property Collateral
Section 5.01.     Grant of License to Use Intellectual Property. Without limiting the provisions of Section 3.01 or any other rights of the Collateral Agent as the holder of a Security Interest in any Intellectual Property Collateral, for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of rent, royalty or other compensation to the Grantors) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located (whether or not any license agreement by and between any Grantor and any other Person relating to the use of such Intellectual Property Collateral may be terminated hereafter), and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, however, that any license granted by the Collateral Agent to a third party shall include reasonable and customary terms necessary to preserve the existence, validity, and value of the affected Intellectual Property Collateral, including, without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, protecting Trademarks in the manner set forth below (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Credit Document or applicable law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such Intellectual Property Collateral above and beyond (x) the rights to such Intellectual Property Collateral that each Grantor has reserved for itself and (y) in the case of Intellectual Property Collateral that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property Collateral hereunder). The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default. In the event the license set forth in this Section 4.01 is exercised with regard to any Trademarks, then the following shall apply: (i) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the benefit of the Grantor; (ii) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by Grantor prior to the exercise of the license rights set forth herein; and (iii) at the Grantor’s request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by the Grantor to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation the actions and conduct described in Section 4.02. The license granted to the Collateral Agent herein shall be inapplicable to any Commercial Software License that constitutes Intellectual Property Collateral to the extent the applicable Grantor is prohibited by written agreement from granting a license in such Commercial Software License to the Collateral Agent, except to the extent such prohibition is ineffective (or deemed ineffective) under the UCC or other applicable law. Each Grantor irrevocably agrees that, in connection with any enforcement of the Collateral Agent’s rights under this Security Agreement, the Collateral Agent may sell any of such Grantor’s Inventory directly to any Person, including Persons that have previously purchased the Grantor’s Inventory from such Grantor, and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Security Agreement, may sell Inventory that bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor, and the Collateral Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.
Section 5.02.     Protection of Collateral Agent’s Security. Except to the extent permitted by Section 4.02(e), or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property Collateral for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authority located in the United States to (i) maintain the validity and enforceability of any registered Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark or Copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other Governmental Authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.
(a)    Except to the extent permitted by Section 4.02(e), or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or, in case of a trade secret, lose its competitive value).
(b)    Except to the extent permitted by Section 4.02(e), or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all steps to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.
(c)    Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property Collateral after the Closing Date (the “After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.
(d)    Notwithstanding the foregoing provisions of this Section 4.02 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Grantor from discontinuing the use or maintenance of any of its Intellectual Property Collateral, the enforcement of license agreements or the pursuit of actions against infringers, to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.
(e)    Upon and during the continuance of an Event of Default, each Grantor shall, if requested by the Collateral Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.
ARTICLE VI

Remedies
Section 6.01.     Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party under this Agreement, the UCC or other applicable law, and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; (iv) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate; and (v) with respect to any Intellectual Property Collateral, on demand, cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Intellectual Property Collateral by the applicable Grantors to the Collateral Agent, or license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Intellectual Property Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine, provided, however, that such terms shall include all terms and restrictions that are customarily required to ensure the continuing validity and effectiveness of the Intellectual Property Collateral at issue, such as, without limitation, notice, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to patents, copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and confidentiality protections for trade secrets. Each Grantor acknowledges and recognizes that (a) the Collateral Agent may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. §77, (as amended and in effect, the “Securities Act”) or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, (b) private sales so made may be at prices and upon other terms less favorable to the seller than if such securities were sold at public sales, (c) neither the Collateral Agent nor any other Secured Party has any obligation to delay sale of any of the Collateral for the period of time necessary to permit such securities to be registered for public sale under the Securities Act or the Blue Sky Laws and (d) private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. To the maximum extent permitted by applicable law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. The Collateral Agent may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. In the event of a foreclosure, exercise of a power of sale or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code, any analogous Debtor Relief Laws or any law relating to the granting or perfection of security interests), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders and in accordance with Section 9.8(b) of the Credit Agreement, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition. For purposes of determining the Grantors’ rights in the Collateral, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full, provided, however, that such terms shall include terms and restrictions that are customarily required to ensure the continuing validity and effectiveness of the Intellectual Property Collateral at issue, such as, without limitation, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to patents, copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and protecting the confidentiality of trade secrets. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.
Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after notice to the Borrower of its intent to exercise such rights (except in the case of a Bankruptcy Event of Default, in which case no such notice shall be required), for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 5.5 of the Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 30 days of written demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.
By accepting the benefits of this Agreement and each other Collateral Document, the Secured Parties expressly acknowledge and agree that except with respect to the exercise of setoff rights of any Lender or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement and the other Collateral Documents.
Section 6.02.     Application of Proceeds. Subject to any Permitted Intercreditor Agreement then in effect, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:
FIRST, to the payment of all costs and expenses incurred by the Collateral Agent or the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Credit Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel (to the extent required to be reimbursed pursuant to the terms of the Credit Documents), the repayment of all advances made by the Collateral Agent or the Administrative Agent hereunder or under any other Credit Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;
SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution); and
THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. It is understood and agreed that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations, including any attorneys’ fees and other expenses incurred by the Collateral Agent or any other Secured Party to collect such deficiencies (to the extent required to be reimbursed pursuant to the terms of the Credit Documents).
ARTICLE VII

Miscellaneous
Section 7.01.     Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.1 of the Credit Agreement. All communications and notices hereunder to a Grantor other than the Borrower shall be given to it in care of the Borrower.
Section 7.02.     Waivers; Amendment. No failure or delay on the part of any Agent, any Arranger, any Lender or any Issuing Bank in exercising any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Arrangers, the Lenders and the Issuing Banks hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by Section 6.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan or issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Arranger, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(a)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.5 of the Credit Agreement.
(b)    This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Credit Party hereunder.
Section 7.03.     Collateral Agent’s Fees and Expenses; Indemnification.

The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.2 of the Credit Agreement.
(a)    Without limitation of its indemnification obligations under the other Credit Documents, each Grantor, jointly and severally, agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 10.3 of the Credit Agreement) against, and hold each Indemnitee harmless from any and all Indemnified Liabilities (as defined in the Credit Agreement) incurred by or asserted against any such Indemnitee, to the extent such Grantor would be required to do so pursuant to Section 10.3 of the Credit Agreement.
(b)    Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. All amounts due under this Section 6.03 shall be payable within 30 days of written demand therefor.
(c)    To the extent permitted by applicable law, (i) no Grantor shall assert, and each Grantor hereby waives, any claim against any Agent, any Arranger, any Lender, any Issuing Bank or any Related Party of any of the foregoing and (ii) no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any Grantor or any Related Party of any Grantor, in each case, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee and each Grantor hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing in this Section 6.03(d) shall diminish obligations of the Grantors under Section 6.03(a) or 6.03(b).
(d)    Each Grantor agrees that none of any Agent, any Arranger, any Lender, any Issuing Bank or any Related Party of any of the foregoing will have any liability to any Grantor or any Person asserting claims on behalf of or in right of any Grantor or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith except (but subject to Section 6.03(d)), in the case of any Grantor, to the extent that any losses, claims, damages, liabilities or expenses have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Agent, such Arranger, such Lender or such Issuing Bank in performing its express obligations under this Agreement or any other Credit Document.
Section 7.04.     Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.
Section 7.05.     Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Agents, the Arrangers, the Lenders and the Issuing Banks and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Agent, any Arranger, any Lender or any Issuing Bank or on its behalf and notwithstanding that any Agent, any Arranger, any Lender or any Issuing Bank may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 6.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Credit Documents, the repayment of the Loans, the expiration or termination of the Commitments, the expiration or termination of the Letters of Credit or the termination of this Agreement or any provision hereof.
Section 7.06.     Counterparts; Effectiveness; Several Agreement. This Agreement may be executed by facsimile and in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
Section 7.07.     Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 7.08.     APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
Section 7.09.     CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER COLLATERAL DOCUMENT, OR ANY OF THE SECURED OBLIGATIONS, SHALL BE BROUGHT EXCLUSIVELY IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (SUBJECT TO CLAUSE (E) BELOW); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 OF THE CREDIT AGREEMENT; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE ARRANGERS, THE LENDERS AND THE ISSUING BANKS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR ANY EXERCISE OF REMEDIES IN RESPECT OF COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.
Section 7.10.     WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 6.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 7.11.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 7.12.     Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any Specified Hedge Agreement, any Specified Cash Management Services Agreement, any other agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Specified Hedge Agreement, any Specified Cash Management Services Agreement, any other Credit Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Guarantor’s obligations hereunder in accordance with the terms of Section 9.8 of the Credit Agreement, but without prejudice to reinstatement rights under Section 7.9 of the Credit Agreement, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.
Section 7.13.     Termination or Release. This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations when all Secured Obligations (excluding contingent obligations as to which no claim has been made, the Specified Hedge Obligations and the Specified Cash Management Obligations) have been paid in full, all Commitments have terminated and no Letter of Credit shall be outstanding.
(a)    A Guarantor Subsidiary shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Guarantor Subsidiary shall be automatically released in the circumstances set forth in Section 9.8(d) of the Credit Agreement.
(b)    The Security Interest in any Collateral shall be automatically released in the circumstances set forth in Section 9.8(d) of the Credit Agreement.
(c)    In connection with any termination or release pursuant to Section 6.13(a), 6.13(b) or 6.13(c), the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Collateral Agent.
(d)    At any time that any Grantor desires that the Collateral Agent take any action described in Section 6.13(d), such Grantor shall, upon request of the Collateral Agent, deliver to the Collateral Agent a certificate of an Authorized Officer of the Borrower certifying that the release of the applicable Collateral is permitted pursuant to Section 6.13(a), 6.13(b) or 6.13(c). The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of any Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 6.13.
Section 7.14.     Additional Grantors. Pursuant to Section 5.10 of the Credit Agreement, certain Restricted Subsidiaries of the Borrower may or are required to enter in this Agreement as Grantors. Upon execution and delivery by the Collateral Agent and a Restricted Subsidiary of a Pledge and Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any Pledge and Security Agreement Supplement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
Section 7.15.     Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the true and lawful attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after the occurrence and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and upon and after delivery of notice by the Collateral Agent to the Borrower of its intent to exercise such rights (unless a Bankruptcy Event of Default has occurred and is continuing, in which case no such notice shall be required), with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor: (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts or Payment Intangibles to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent and adjust, settle or compromise the amount of payment of any Account or Payment Intangible; (h) to make, settle and adjust claims in respect of Collateral under policies of insurance and to endorse the name of such Grantor on any check, draft, instrument or any other item of payment with respect to the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and none of the Collateral Agent, any other Secured Party or any Related Party of any of the foregoing shall be responsible to any Grantor for any act or failure to act hereunder, except for its own gross negligence, bad faith or willful misconduct or that of any of its Related Parties or a material breach by it or any of its Related Parties of its express obligations under this Agreement (in each case, as determined by the final non-appealable judgment of a court of competent jurisdiction).
Section 7.16.     General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement, any other Collateral Documents and any Permitted Intercreditor Agreement then in effect.
Section 7.17.     Recourse. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Credit Agreement and the other Credit Documents and otherwise in writing in connection herewith or therewith, with respect to the Secured Obligations of each Secured Party. It is the desire and intent of each Grantor and each Secured Party that this Agreement shall be enforced against each Grantor to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought.
Section 7.18.     Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of Fixtures and real estate asset leases, letting and licenses of, and contracts, and agreements relating to the lease of, real estate asset, and the terms of this Agreement shall control in the case of all other Collateral.
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